UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

Power3Medical Products, Inc.
(Exact name of registrant as specified in its charter)

New York	000-24921	65-0565144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 Research Forest Drive, Suite B2-3
The Woodlands, Texas  77381
(Address of principal executive offices and zip code)

(281) 466-1600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 30, 2008, Power3Medical Products, Inc. (“the Company” or “Power3”) executed a convertible debenture (the “Debenture”) in the principal amount of $200,000 payable to Able Income Fund, LLC (“the Holder”). Pursuant to the Debenture, the Company promises to pay to the Holder $200,000 in cash on December 30, 2008. The Debenture bears interest at the rate of 15% per annum until the maturity date. After the maturity date, the default rate of interest becomes 1% per month or the highest rate allowed by law, whichever is lower, until the date the debenture amount is actually paid. The Debenture is convertible at a thirty percent discount to market.

Payment of the Debenture is secured by a personal guarantee from Steven B. Rash, the Company’s Chairman and CEO. In addition, Mr. Rash executed a Stock Pledge Agreement, as security for the Debenture. Further, as part of the consideration provided to the Holder for the Debenture, the Holder also received a warrant for the purchase of up to 3,500,000 shares of the Company’s common stock at an exercise price of $.06 per share. The warrants are exercisable, in whole or in part, any time from and after the date of issuance of the warrant.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 30, 2008, the Company became obligated on a convertible debenture in the principal amount of $200,000. Please refer to Item 1.01 above for further information.

Item 9.01	Financial Statements and Exhibits

a)	Financial statements.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit Number	Description
10.1	Form of Convertible Debenture dated June 30, 2008 by and between Power3Medical Products, Inc. and Able Income Fund LLC.
10.2	Form of Guaranty dated June 30, 2008 by and between Power3Medical Products, Inc. and Able Income Fund LLC.
10.3	Form of Pledge Agreement dated June 30, 2008 by and between Power3Medical Products, Inc. and Able Income Fund LLC.
10.4	Form of Warrant dated June 30, 2008 by and between Power3Medical Products, Inc. and Able Income Fund LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power3 Medical Products, Inc.

By:	/s/ Steven B. Rash
Steven B. Rash
Chairman and CEO

Date: July 18, 2008